EXHIBIT 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

May 11, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Joblocationmap, Inc. Form 8-K dated May 11, 2017, and are in agreement with the statements relating to Weinberg & Baer LLC contained therein. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Weinberg & Baer LLC